                                                                   EXHIBIT 10.14

                             EMPLOYEE AGREEMENT



PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION IN PERFORMING RESEARCH AND DEVELOPMENT. THE LAN SUPPORT GROUP, INC. BELIEVES THAT THIS AGREEMENT STRIKES A FAIR BALANCE BETWEEN ITS INTERESTS AND PROGRAMMER'S NEEDS AND EXPECTATIONS. THIS AGREEMENT IS LONG BECAUSE AN EFFORT HAS BEEN MADE TO PROTECT BOTH THE YOU AND THE LAN SUPPORT GROUP, INC. BY BEING AS CLEAR AND PRECISE AS POSSIBLE.

THIS AGREEMENT, effective as of the date shown below, by and between employer, THE LAN SUPPORT GROUP ("LSG") and NADEEM GHIAS ("Programmer"), as employee:

                                   SECTION I

                                SCOPE OF DUTIES

         1.1 EMPLOYMENT BY LSG AS SOLE OCCUPATION. Subject only to the exceptions provided in this Agreement, Programmer agrees to devote Programmer's full business time, attention, skill, and effort exclusively to the performance of the duties that LSG may assign Programmer from time to time.

Programmer may engage in Personal Business Activities that do not require a significant portion of Programmer's time and devotion as long as such activities are not in conflict with any of LSG's interests. Personal Business Activities include, but are not limited to, personal investment in the stock market or real estate.

Other than the above Personal Business Activities, Programmer may not engage in any other business activities or render any services of a business, commercial, or professional nature, whether or not for compensation, for the benefit of anyone other than LSG, unless LSG has given its consent in writing in advance.

It is the policy of LSG never to allow its personnel to work for any competitive enterprise during their employment, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.

         1.1a EXCEPTION OF EMPLOYMENT BY LSG AS SOLE OCCUPATION. Programmer may devote an unlimited number of hours to supporting any obligations Programmer may have prior to entering into this Agreement, for a period of seven (7) days from December 6, 1993 (hereinafter referred to as "Initial Exception Period"). Programmer may then devote up to five (5) hours per week to supporting any obligations Programmer may have, prior to entering into this Agreement for an additional sixty (60) days following the Initial Exception Period. After the sixty (60) days have expired, Programmer may then devote up to one (l) hour per week to supporting any obligations Programmer may have prior to entering into this Agreement, for an additional twenty (21) months.

         1.2 NONINTERFERENCE WITH THIRD-PARTY RIGHTS. LSG is employing Programmer with the understanding that (1) Programmer is free to enter into employment with LSG and (2) only LSG is entitled to the benefit of Programmer's work. LSG has no interest in using any other person's patents, copyrights, trade secrets, or trademarks in an unlawful manner. Programmer should be careful not to misapply proprietary rights that LSG has no right to use.

         1.3 CONTINUANCE OF EMPLOYMENT. The faithful observance of this Agreement by Programmer is, and shall remain, a condition to employment. Programmer will give at least two weeks' notice in advance of any termination by Programmer of employment.

Subject to the terms of section 4. COPYRIGHT ASSIGNMENT AND THE PROPOSED STOCK OPTION CONDITIONS of the attached Supplement Letter to the Employment Agreement, the following are the conditions for which LSG may terminate your employment. Employment may be terminated immediately upon LSG's written notice to you for Cause. Cause shall include the following:

         a.      any misconduct deemed unethical or detrimental to LSG;

         b. conviction by final action of any court of any offense punishable as a felony or involving moral turpitude;

         c.      your death;

         d. for any unreasonable failure to perform assigned duties which assignments shall be reasonable and clearly stated. You agree and understand that your duties as defined in this Agreement and the Supplement Letter to Employment Agreement (attached) are reasonable and clearly stated.


                                   SECTION 2

                       OWNERSHIP OF EMPLOYEE DEVELOPMENTS


         2.1  OWNERSHIP OF WORK PRODUCT.

                 a. LSG shall own all Work Product (as defined in Section 2.2(e)). All Work Product shall be considered work made for hire by Programmer and owned by LSG.

                 b. If any of the Work Product may not, by operation of law, be considered work made for hire by Programmer for LSG, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in LSG, Programmer agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all Trade Secrets (as defined in Section 3.2), U.S. and international copyrights, patentable inventions and related patents and patent applications if any, and other intellectual property rights therein to LSG, its successors, and assigns.

                 c. LSG, it successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

                 d. Programmer agrees to perform, upon the reasonable request of LSG, during or after Programmer's employment, such further acts as may be necessary or desirable to transfer, perfect, and defend LSG's ownership of the Work Product. When requested, Programmer will:

                 Execute, acknowledge, and deliver any requested affidavits and documents of assignment and conveyance;

                 Obtain and aid in the enforcement of copyrights and, if applicable, patents with respect to the Work Product in any countries;

                 Provide testimony in connection with any proceeding affecting the right, title, or interest of LSG in any Work Product; and

                 Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

LSG shall reimburse all reasonable out-of-pocket expenses incurred by Programmer at Programmer's request in connection with the foregoing.

                 e. For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, or other Work Product that relates to the business and interests of LSG and that Programmer may conceive, develop, or deliver to LSG at any time during the term of Programmer's employment. Work Product shall also include all intellectual property rights in any programming, documentation, technology, or other work product that is now contained in any of the products or systems, including development and support systems, of LSG to the extent Programmer conceived, developed, or delivered such Work Product to LSG prior to the date of this Agreement while Programmer was engaged as an independent contractor or an employee of LSG. Programmer hereby irrevocably relinquish for the benefit of LSG and its assigns any moral rights in the Work Product recognized by applicable law.

         2.2 INVENTION ASSIGNMENT. LSG shall be the sole owner of any and all "Discoveries" and "Work Product." Discoveries means all inventions, discoveries, and improvements (including without limitation any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), that are related to LSG's business. Work Product means any and all other work product relating to Discoveries and related to LSG's business.

         A Discovery or Work Product is Related to LSG business if it is made or conceived or reduced to practice by Programmer (in whole or in part, either alone or jointly with others), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it: (a) involves equipment, supplies, facilities, or trade secret information of LSG, or (b) involves the time for which Programmer was compensated by LSG, or (c) relates to the business of LSG or to its actual or demonstrably anticipated research and development, or (d) results, in whole or in part, from work performed by Programmer for LSG.

         Programmer shall promptly disclose to LSG or its nominee all Discoveries and Work Product. The terms "Discoveries" and "Work Product" are intended to encompass Computer Software, which is defined to encompass all Computer Programs and associated Documentation and all Copies thereof. All such disclosures shall include furnishing complete and accurate copies of all Source Code, Object Code, Documentation, work notes, test data, reports, samples, and other tangible evidence or results (collectively referred to as "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Product shall be deemed to have been assigned to LSG as a result of the act of expressing any Discovery or Work Product therein.

         Programmer assigns and agrees to assign to LSG all his interest in any country in any and all Discoveries and/or Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the foregoing, Programmer hereby authorizes LSG to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Programmer's identity in connection with any distribution or use thereof alone or in combination with other materials.

         This assignment and assignment obligation applies to all Discoveries and/or Work Product arising during Programmer's employment, whether arising before or after the execution of this Agreement.

         At the request of LSG, Programmer shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments which LSG deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country or otherwise to protect LSG's interest in such Discovery and/or Work Product.

         In the event that LSG is unable for any reason to secure Programmer's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and/or Work Product (including renewals, extensions, continuations, divisions, or continuations in part), Programmer hereby irrevocably designates and appoints LSG and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and to execute and file any such document and to do all other lawfully permitted acts to further the prosecution of the same with the same legal force and effect as if executed by him; this designation and appointment shall constitute a power of attorney coupled with an interest.

         This assignment and assignment obligation shall continue beyond the end of Programmer's employment with respect to Discoveries and/or Work Product arising during employment.

         To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it shall be so deemed. This provision does not alter or limit Programmer's other obligations to assign intellectual property rights hereunder.

         The obligations set forth in this Section shall continue beyond the termination of Programmer's employment with respect to Discoveries and/or Work Product conceived or made by Programmer alone or in concert with others during Programmer's employment. Those obligations shall be binding upon Programmer, his assigns permitted hereunder, executors, administrators and other representatives.

         2.3 CLEARANCE PROCEDURE FOR PROPRIETARY RIGHTS NOT CLAIMED BY LSG. If Programmer ever wishes to create or develop, on Programmer's own time and with Programmer's own resources, anything that may be considered Work Product: but to which Programmer believes Programmer should be entitled to the personal benefit of, Programmer is required to follow the clearance procedure set forth on this section in order to ensure that LSG has no claim to the proprietary rights that may arise.

         Before Programmer begins any development work on Programmer's own time, Programmer must give LSG advance notice of Programmer's plans and supply a description of the development under consideration. Unless otherwise agreed in a writing signed by LSG prior to receipt, LSG shall have no obligation of confidence with respect to such description. LSG will determine, in good faith, within thirty (30) days after Programmer has fully disclosed Programmer's plans to LSG, whether the development is claimed by LSG. If LSG determines that it does not claim such development, Programmer will be notified in writing and may retain ownership of the development to the extent of what has been disclosed to LSG. Programmer should submit for further clearance any significant improvement, modification, or adaptation so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of LSG.

         Clearance under this procedure does not relieve Programmer of the need to obtain the written consent of LSG before engaging in business activities or rendering business, commercial, or professional services for the benefit of anyone other than LSG, as required in Section 1.1 hereof. LSG thus reserves the right to exercise greater control over development work that Programmer might consider doing for profit after hours, as opposed to mere hobby work pursued in Programmer's spare time.

                                   SECTION 3

                                CONFIDENTIALITY

         3.1 CONSEQUENCES OF ENTRUSTMENT WITH SENSITIVE INFORMATION. Programmer should recognize that Programmer's position with LSG requires considerable responsibility and trust. Relying on Programmer's ethical responsibility and undivided loyalty, LSG expects to entrust Programmer with highly sensitive confidential, restricted, and proprietary information involving Trade Secrets (as defined in Section 3.2). Programmer should recognize that it could prove very difficult to isolate these Trade Secrets from business activities that Programmer might consider pursuing after termination of Programmer's employment, and in some instances, Programmer may not be able to compete with LSG in certain ways because of the risk that LSG's Trade Secrets might be compromised. Programmer is legally and ethically responsible for protecting and preserving LSG's proprietary rights for use only for LSG's benefit, and these responsibilities may impose unavoidable limitations on Programmer's ability to pursue some kinds of business opportunities that might interest Programmer during or after Programmer's employment.

         3.2 TRADE SECRETS DEFINED. For purposes of this Agreement, a "Trade Secret" is any information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that: (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

         3.3 RESTRICTIONS ON USE AND DISCLOSURE OF TRADE SECRETS. Programmer agrees not to use or disclose any Trade Secrets of LSG during Programmer's employment and for so long afterwards as the pertinent information or data remain Trade Secrets, regardless of whether the Trade Secrets are in written or tangible form, except as required to perform any duties for LSG.

         3.4 SCREENING OF PUBLIC RELEASES OF INFORMATION. In addition, and without any intention of limiting Programmers other obligations under this Agreement in any way, Programmer should not, during Programmer's employment, reveal any nonpublic information concerning the technology pertaining to the proprietary products and manufacturing processes of LSG (particularly technology under current development or improvement), unless Programmer has obtained approval from LSG in advance. In that connection, Programmer should submit to LSG for review any proposed scientific and technical articles and the text of any public speeches relating to work done for LSG before they are released or delivered. LSG has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose LSG's Trade Secrets or other confidential information or otherwise be contrary to LSG's business interests.

                                   SECTION 4

                              RETURN OF MATERIALS

         Upon the request of LSG and, in any event, upon the termination of Programmer's employment, Programmer must return to LSG and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs documentation, diskettes, computer tapes, and other documents or media pertaining to the business of LSG or Programmer's specific duties for LSG including all copies of such materials. Programmer must also return to LSG and leave at its disposal all materials involving any Trade Secrets of LSG. This
Section 4 is intended to apply to all materials made or compiled by Programmer as well as to all materials furnished to Programmer by anyone else in connection with Programmer's employment.

                                   SECTION 5

               PARTIAL RESTRAINT ON POST-TERMINATION COMPETITION

         5.1 FACTUAL BACKGROUND. LSG expects to invest considerable time, effort, and capital in enhancing the value and desirability of the skills of its technical personnel. Both this investment and Programmer's individual compensation reflect LSG's expectation of receiving a considerable return from the exclusive use of Programmer's service and know-how in the future, free from any danger that LSG's competitors may attempt to induce Programmer to leave LSG and wrongfully gain the benefit of LSG's investment. The partial restraint set forth in Section 5.2 hereof does not, and cannot, provide complete protection for LSG's investment, development efforts, product strategy, and proprietary information, but LSG believes that in combination with the other provisions of this Agreement, it is the most fair and reasonable measure permitted under applicable law to protect LSG's interests, giving due regard to both Programmer's interests and the interests of LSG.

         5.2 NON COMPETITION. Programmer acknowledges that competing with LSG during or within one year after termination of Programmer's engagement would inherently involve use of LSG's confidential information described above. Programmer therefore agrees, in addition to the foregoing confidentiality obligations, not to engage in the development of network management software, nor to supervise or direct such activities, for or on behalf of any person or entity in the United States, Canada, Europe, or any other country with whom LSO then does business or has made substantial preparations to do business, for one year after such termination, as an employee, partner, officer, director, contractor, consultant, trustee, or other capacity.

To the extent that a court of competent jurisdiction holds that the foregoing covenants in section 5 are not enforceable the parties agree that the court may reform the covenants to the minimum extent necessary to render them enforceable and enforce the reformed covenant.

                                   SECTION 6

                 PROHIBITION AGAINST UNFAIR BUSINESS PRACTICES

         6.1 UNFAIR BUSINESS PRACTICES. Professional research and development activity may be susceptible to unfair or questionable business practices. For example, Trade Secrets and other confidential information can be misappropriated and valuable documents can be copied and taken for improper purposes. Industrial espionage can be a serious concern for businesses that depend on sensitive technology for commercial success.

         Employees engaged in research and development can be targets of, or participants in, unfair business practices, because of the special attractiveness of the advanced technology, computer programs, product development strategies, and business opportunities they come to know by virtue of their employment. It would be unfair for a former employee or contractor of LSG to recruit personnel directly from the ranks of LSG's own employees by using connections and inside information previously acquired from LSG. LSG puts great emphasis on selecting, training, and promoting talented individuals for positions of significant responsibility. The time, effort, and capital invested by LSG in its work force should not be diverted by someone operating on an inside track. In addition, it would be unfair for individuals still employed by LSG to form and pursue a competitive business while receiving wages and other benefits from LSG.

         6.2 REFRAINING FROM HARMFUL ACTIONS. During Programmer's employment with LSG, Programmer is required to refrain from engaging in any action that might be harmful to LSG or its business, unless LSG consents in advance. Programmer's responsibility to promote and support LSG's business by its very nature requires Programmer to prevent LSG from suffering injury or hardship, if it can be avoided. This obligation is intentionally broad and general because it is difficult to anticipate all possible circumstances, and Programmer should resolve all doubts by consulting LSG on how best to proceed. By way of example, during Programmer's employment with LSG, Programmer may not solicit or recruit any other employee to form or join another business. LSG cannot prohibit Programmer from terminating Programmer's employment and pursuing other kinds of work, but if Programmer should decide to form or join another business Programmer is required to advise LSG promptly, so that projects in progress and under consideration are not needlessly disrupted and so that even the possibility that Trade Secrets or other confidential information may be compromised can be avoided.

         6.3 REPORTING INSTANCES OF POTENTIAL UNFAIR BUSINESS PRACTICES. During Programmer's employment with LSG, if Programmer learns or even suspect that any unfair or questionable business practice may be occurring, Programmer is required to advise LSG promptly. This obligation is intentionally broad and general because, as with Section 6.2 hereof, it is difficult to anticipate all possible circumstances, and Programmer should resolve all doubts by reporting to LSG the information that has come to Programmer's attention. By way of example, Programmer should report the incident immediately if anyone who is, or within the most recent two years has been, an employee or contractor of LSG contacts Programmer or any other employee of LSG with an offer to form or join another business. This type of contact includes any meeting or communication not initiated by Programmer or by the employee receiving the offer, where it becomes known that a position of employment or an opportunity to participate in a business enterprise might be available. The requirement also applies to instances where a third party, such as a placement agent or a business associate, contacts Programmer or any other employee of LSG at the instruction or suggestion of an employee or contractor of LSG.

                                   SECTION 7

                                 IMPLEMENTATION

         7.1 SEVERABILITY. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Programmer and LSG. Any claim that Programmer may have against LSG shall not constitute a defense to enforcement by LSG of this Agreement.

         7.2 SURVIVAL OF OBLIGATIONS. The covenants in Sections 2 through 7 of this Agreement shall survive termination of Programmer's employment, regardless of who causes the termination and under what circumstances.

         7.3 SPECIFIC PERFORMANCE AND CONSENT TO INJUNCTIVE RELIEF. Irreparable harm should be presumed if Programmer breaches any covenant in this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to Programmer's employment, and LSG is depending upon absolute compliance. Damages would probably be very difficult to ascertain if Programmer breached any covenant in this Agreement. This Agreement is intended to protect the proprietary rights of LSG in many important ways. Even the threat of any misuse of the technology of LSG would be extremely harmful, since that technology is essential to the business of LSG. In light of these facts, Programmer agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of LSG, and Programmer specifically release LSG from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

         7.4 NOTICES. All notices required under this Agreement shall be made in writing and shall be deemed given when (1) delivered in person, (2) deposited in the U.S. mail, first class, with proper postage prepaid and properly addressed, or (3) sent through the interoffice delivery service of LSG, if Programmer is still employed by LSG at the time.

         7.5 RELATED PARTIES. This Agreement shall inure to the benefit of, and be binding upon, LSG and its subsidiaries and its affiliates, together with their successors and assigns, and Programmer, together with Programmer's executor, administrator, personal representative, heirs, and legatees.

         7.6 MERGER. This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions, whether oral or written, express or implied, to the extent that they contradict or conflict with the terms and conditions hereof. This Agreement is not intended to modify or impair the effectiveness of the general rules and policies LSG may announce from time to time.

         7.7 CHOICE OF LAW. The waiver of the breach of any term or condition of this Agreement will not be deemed to constitute waiver of any other subsequent breach of the same or any other term or condition. This Agreement shall be governed by and interpreted according to the laws of the United States of America and to the laws of the State of Texas applicable to agreements made between Texas residents in and for performance entirely in Texas.

         IN WITNESS WHEREOF, Programmer, as an employee of LSG, has entered and executed this Agreement under seal, and LSG has accepted Programmer's undertaking.


PROGRAMMER:



         /s/ Nadeem Ghias
-------------------------------------
Signature


NADEEM GHIAS


Social Security No. ###-##-####
                    -----------

Address:

         766 Woodview South Drive
         Carmel, IN 46032


Date:    12-20-93


Accepted:

THE LAN SUPPORT GROUP, INC.:




         /s/ Eric Pulaski
-------------------------------------
ERIC PULASKI
President, The LAN Support Group, Inc.

                 SUPPLEMENT LETTER TO THE EMPLOYMENT AGREEMENT



December 1, 1993

NADEEM GHIAS
766 Woodview South Drive
Carmel, IN 46032

Dear Nadeem:

         On behalf of The LAN SUPPORT GROUP, INC. (hereinafter "LSG"), I am pleased that you have indicated a willingness to join LSG. The following Agreement is a supplement to your EMPLOYEE AGREEMENT (attached).


                                   SECTION 1

                              JOB RESPONSIBILITIES


Initially your primary responsibilities to LSG will include:

         Developing a WYSIWYG Report Generator in Windows and assisting with the development of the Windows version of BindView NCS.

These responsibilities may be subject to adjustment as your employment with LSG progresses.


                                   SECTION 2

                                  COMPENSATION


         Your compensation will consist of the following components:

                 a. A base salary of $5,000 per month, payable in accordance with our customary payroll procedures, and subject to customary deductions and withholdings, as required by law.

                 b. Provided the Milestones in Section 5 have been completed, a 50% raise in salary to $7,500.00 per month after a 3-month period has elapsed from the date you begin work at LSG. Currently the anticipated date you begin work at LSG is December 6, 1993.

                          In the event the Milestones in Section 5 have not been completed, the raise to $7,500 per month will be deferred until their completion or until the end of nine months from the date you begin work at LSG, whichever comes first.

SALARY AMOUNTS AND OTHER COMPENSATION AMOUNTS IN (A) AND (B) OF THIS SECTION ARE SUBJECT TO CHANGE UNDER THE SOLE DISCRETION OF LSG, IF SUCH CHANGE IS AS A RESULT OF A REASONABLE FINANCIAL CONCERN OF LSG. A REASONABLE FINANCIAL CONCERN COULD BE, BUT IS NOT LIMITED TO, INSUFFICIENT FUNDS TO PAY PAYROLL. SUCH CHANGE WOULD BE CONSIDERED LEGITIMATE ONLY IF IT UNIFORMLY APPLIES TO ALL EMPLOYEES EITHER THROUGHOUT THE COMPANY OR WITHIN A CERTAIN FUNCTIONAL GROUP OF THE COMPANY. YOU SHALL NEVER BE SINGLED OUT FOR A PAY-CUT. ALSO YOU WILL BE EXEMPT FROM ANY SUCH PAY CUTS BEFORE YOU RECEIVE YOUR RAISE AS OUTLINED IN (B) ABOVE.

                 c. At the sole discretion oil LSG, bonuses based upon individual, divisional or LSG performance.

In addition, you are entitled to these additional compensations subject to the conditions stated below:

                 d. Our customary health insurance for you and your wife so long as you shall work for LSG and subject to customary regulations, as required by law.

                 e. A payment of $12,500, payable within a week of signing this Agreement to cover moving and relocation expenses.

                 f. Eligibility to participate in LSG's proposed "Stock Option Agreement". You understand that the terms of this "Stock Option Agreement" have not been determined, however, you have stated that you will abide by the same terms that every other participating employee (e.g. Irl Nathan, Mark Foster, and Bill Kellogg) will be subject to when the agreement in drafted.

                 g. Eligibility for 2% of LSG stock subject to the same terms that every other employee (e.g. Irl Nathan, Mark Foster, and Bill Kellogg) will be subject to when the agreement in drafted.

                 h. Eligibility to receive an additional 1 % share in LSG stock, subject to the terms in (f) above and also subject to completing the Milestones defined below.

                                   SECTION 3

                              CONTINUED EMPLOYMENT


         Subject to the terms of section [4. COPYRIGHT ASSIGNMENT AND THE PROPOSED STOCK OPTION CONDITIONS], outlined below, the following are the conditions for which LSG may terminate your employment. Employment may be terminated immediately upon LSG's written notice to you for Cause. Cause shall include:

         a.      any misconduct deemed unethical or detrimental to LSG;

         b. conviction by final action of any court of any offense punishable as a felony or involving moral turpitude;

         c.      your death;

         d. for any unreasonable failure to perform assigned duties which assignments shall be reasonable and clearly stated. You agree and understand that your duties as defined in this Agreement and the Employment Agreement (attached) are reasonable and clearly stated.


                                   SECTION 4

               COPYRIGHT ASSIGNMENT AND THE PROPOSED STOCK OPTION
                                   CONDITIONS

It is contemplated that a proposed "Stock Option Agreement" will be completed within three months from the time this Agreement is executed. Simultaneous to the execution of the proposed "Stock Option Agreement", you agree to execute the two Copyright Assignments and the Supplement Letter To The Copyright Assignment (attached).

The proposed "Stock Option Agreement" will be delivered to you by hand from LSG. You will have ten (10) days from the date the proposed "Stock Option Agreement" is delivered to accept or reject the plan and execute the Copyright Assignments (attached). If after ten (10) days of your receiving the final proposed "Stock Option Agreement" it is not executed by you and/or the Copyright Assignments and/or the Supplement Letter To The Copyright Assignment (Attached) are not executed simultaneously with the proposed "Stock Option Agreement" the following will occur:

         a. LSG has the right to terminate you immediately for any reason regardless of Cause. This right to terminate you under this section supersedes Section 3 of this Agreement and sections 1.3 and 1.4 of the Employment Agreement (attached),

         b. LSG has the right to discontinue any compensation to you as outlined in sections 2 of this Agreement. For example, if compensation ends on the 15th of the month, LSG will only be obligated to compensate for the time worked, in this example it would be half of your base salary for that month. In addition, this discontinuance of compensation includes but is not limited to any rights to any stock in LSG as outlined in a in sections 2.f, 2.g, and 2.h. of this Agreement,

         c. You may not transfer the Source Code of FormCode/Gen and/or Beyond Reports for Windows as outlined in the Supplement Letter to Copyright Assignments (attached), the Employment Agreement (attached), and Copyright Assignments (attached) and the Supplement Letter To The Copyright Assignment

         (attached) to any person, company, or other entity which is involved in the development and/or sale of Network Management Products, and

         d. You have a continued obligation, after termination of employment to abide by the terms of this Agreement and the Employment Agreement (attached) regarding confidentiality and other obligations discussed in sections 3, 4, 5, and 6 of the Employment Agreement (attached).

ASSIGNMENT DATE means the date the proposed "Stock Option Agreement", the Copyright Assignments and the Supplement Letter To The Copyright Assignment (attached) are executed. If the proposed "Stock Option Agreement" is executed simultaneously with the Copyright Assignments (attached) and the Supplement Letter To The Copyright Assignment (attached) the following will occur:

         a. After the ASSIGNMENT DATE if your employment at LSG is terminated involuntarily for reasons other than for Cause as outlined in section 3 of this Agreement, you will retain th stock ownership as outlined in
         (g) and (h) of section 2 of this Agreement after such termination. Ownership in such stock shall vest immediately upon termination with title transferred to the employee immediately upon termination.


                                   SECTION 5

                                   MILESTONES

Milestones as used in sections 2b and 2h of this Agreement shall mean the development and completion of the next generation of your report generator. The next generation of your report generator must have the following functionality:

         a.      All of the current features of your report generator,

         b. Integration of your report generator with the report generator of BindView NCS,

         c. Perform summary calculations in headers as well as footers making your report generator a multi-pass report generator from the single-pass report generator it is currently,

         d. Support charts and graphs, but only if LSG can obtain a satisfactory licensing agreement for a charting engine such as the one from Pinnacle Publishing, and if such an engine meets your needs. If such an engine is not found, support for charts and graphs will be omitted from the milestones,

         e.      Provide for bar code output,

         f.      Provide for form letters,

         g. Automatically parse and evaluate BASIC expressions with basic operators such as +,-,*,/ and a few BASIC string functions,

         h. Generate default BindView NCS reports in a simple fashion without having to bring up a report editor. The report generator must provide a set of API routines that will allow the person who is developing the query to easily generate report files which the report engine will process just like reports that were designed using the report editor. These API routines will also be useful for conversion software that will convert the current BindView reports to the new report writers file format. The actual query building wild not be considered part of the report generator.

         i. Support object color, rounded corner boxes, and different line styles,

         j. Provide a ribbon bar that the user can display or hide, for changing object font, point size, text attributes and justifications, object fills, line widths, and object shadows,

         k. Provide support for font effects within static text (e.g. bolding, italicizing, and underlining of parts of a text string), and

         l.      No support for DDE and or OLE will be required.



                                   SECTION 6

                                 MISCELLANEOUS


Your starting date should be as soon as practicable, but no later than December 6, 1993.

Upon signing this agreement, you agree to execute LSG's EMPLOYMENT AGREEMENT, a copy of which is enclosed. In that agreement, you will confirm the representation which you have previously made to us to the effect that your employment with us as contemplated will not cause you to breach any fiduciary or other duty, covenant or understanding to which you are a party or by the terms of which you are bound.

The foregoing terms supersede any prior discussions, oral or written, which we have had relating to your employment and the other matters discussed in this letter. If the foregoing terms are acceptable to you, please sign, date and return the original of this letter. An extra copy is enclosed for your records.


Very truly yours,


THE LAN SUPPORT GROUP, INC.




By:    /s/ Eric Pulaski
   ------------------------------------
       ERIC PULASKI, President



ACCEPTED:



By:    /s/ Nadeem G.
   ------------------------------------
       NADEEM GHIAS



Date:               12-20-93
     ----------------------------------

Enclosures:  EMPLOYEE AGREEMENT
             COPYRIGHT ASSIGNMENTS
             SUPPLEMENT LEVER TO THE COPYRIGHT ASSIGNMENT